Exhibit 99.1

Avinger Reports Second Quarter 2020 Financial Results

Redwood City, Calif., July 30, 2020 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported results for the second quarter ended June 30, 2020.

Second Quarter and Recent Highlights

●	Reported total revenue of $1.5 million, a decrease from the prior year and previous quarter due to the effects of the COVID-19 pandemic
●

Reduced operating expenses sequentially by $2.0 million, or 34%, through both temporary and permanent cost reductions implemented as part of Avinger’s COVID-19 response; realized a net loss improvement of $1.9 million, or 32%, compared to the first quarter

●

Launched 2 new customer accounts late in the second quarter and have already launched 5 new accounts in the third quarter, as business activity improves with the reinstatement of elective procedures in many communities

●	Filed a 510(K) submission for Ocelaris, Avinger’s next generation CTO device
●	Progressed development of the next generation L300 imaging console for future 510(k) submission
●	Strengthened the balance sheet through financing activities that increased cash to $16.6 million at June 30, 2020

Jeff Soinski, Avinger’s President and CEO, commented, “The Avinger team pulled together to deliver positive results during a challenging second quarter. Following a sharp decline in treatment activity during March and April, business increased steadily throughout May and June, as more states began to loosen restrictions on elective procedures. Our cost controls in response to the pandemic were very effective, driving a $2 million reduction in operating expenses compared to the first quarter and allowing us to significantly improve our bottom-line performance. We also strengthened our balance sheet through our financing activities in the second quarter, ending the quarter with $16.6 million in cash.

“In addition, we continued to advance a number of important strategic programs to drive future growth. In May, we submitted a 510(k) application for U.S. pre-marketing clearance of our Ocelaris image-guided CTO crossing catheter. We also made significant progress in the development of our new L300 imaging console, which will provide our proprietary imaging capabilities in a much smaller form factor and at a lower cost. On the clinical front, completion of our INSIGHT IDE study remains a priority as it supports an anticipated future 510(k) filing for an expanded indication of plaque removal from in-stent restenosis (ISR) with the Pantheris catheter,” said Soinski.

Second Quarter 2020 Financial Results

Total revenue was $1.5 million for the second quarter of 2020, a decrease of 37% from the second quarter of 2019 and 35% from the first quarter of 2020, each of which had approximately $2.3 million in revenues. The decline in revenue reflected the effects of the COVID-19 pandemic, which began to impact our business in March 2020.

Gross margin for the second quarter of 2020 was 24%, compared to 31% in the second quarter of 2019 and 22% in the first quarter of 2020. Operating expenses for the second quarter of 2020 were $4.0 million, compared with $5.4 million in the second quarter of 2019 and $6.0 million in the first quarter of 2020. The $2.0 million sequential decline in operating expenses reflected both temporary and permanent cost savings from the company’s COVID-19 response plan. Operating expenses are expected to increase in the third quarter of 2020.

Net loss and comprehensive loss for the second quarter of 2020 were $4.0 million, compared with $4.7 million in the second quarter of 2019 and $5.9 million in the first quarter of 2020.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, of $2.9 million improved by 26% compared with a loss of $4.0 million in the second quarter of 2019, and improved by 39% sequentially compared with a loss of $4.8 million in the first quarter of 2020., and reflected the lowest adjusted EBITDA loss for Avinger.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $16.6 million as of June 30, 2020, compared with $9.9 million as of March 31, 2020. In the second quarter of 2020, Avinger announced approximately $9.0 million in gross proceeds from underwritten public offerings and the receipt of $2.3 million pursuant to the Paycheck Protection Program. In July 2020, Avinger received $0.8 million in gross proceeds from the closing of the over-allotment option.

Conference Call

Avinger will hold a conference call today, July 30, 2020 at 4:30pm ET to discuss its second quarter 2020 financial results.

Individuals interested in listening to the conference call may do so by dialing +1-862-298-0844. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance and our anticipated 510(k) filing for an expanded in-stent restenosis (ISR) label for Pantheris. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Ocelaris and our Lightbox imaging console; the outcome of clinical trial results; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2020, and subsequent Form 10-Qs. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Condensed Statements of Operations and Comprehensive Loss

(in thousands) (unaudited)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Revenues	$1,466	$2,261	$2,319	$3,727	$4,159
Cost of revenues	1,107	1,760	1,599	2,867	3,066
Gross profit	359	501	720	860	1,093

Operating expenses:
Research and development	1,297	1,594	1,335	2,891	2,749
Selling, general, and administrative	2,654	4,386	4,091	7,040	8,077
Total operating expenses	3,951	5,980	5,426	9,931	10,826

Loss from operations	(3,592)	(5,479)	(4,706)	(9,071)	(9,733)

Interest income	2	30	90	32	172
Interest expense	(414)	(398)	(364)	(812)	(714)
Other income (expense), net	4	(4)	329	-	569
Net loss and comprehensive loss	(4,000)	(5,851)	(4,651)	(9,851)	(9,706)
Accretion of preferred stock dividends	(967)	(967)	(895)	(1,934)	(1,790)
Net loss attributable to common stockholders	$(4,967)	$(6,818)	$(5,546)	$(11,785)	$(11,496)

Net loss per share attributable to common stockholders basic and diluted	$(0.18)	$(0.47)	$(0.87)	$(0.56)	$(2.16)

Weighted average common shares used to compute net loss per share, basic and diluted	27,310	14,616	6,377	20,963	5,319

Condensed Balance Sheets

(in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$16,550	$10,943
Accounts receivable, net of allowance for doubtful accounts of $19 at both June 30, 2020 and December 31, 2019	1,076	1,458
Inventories	4,157	3,912
Prepaid expenses and other current assets	899	311
Total current assets	22,682	16,624

Right of use asset	4,468	4,856
Property and equipment, net	1,140	1,661
Other assets	594	684
Total assets	$28,884	$23,825

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$924	$663
Accrued compensation	1,151	1,782
Series A preferred stock dividends payable	1,934	-
Accrued expenses and other current liabilities	730	654
Leasehold liability, current portion	765	722
Borrowings, current portion	10,808	8,967
Total current liabilities	16,312	12,788

Leasehold liability, long-term portion	3,703	4,135
Borrowings, long-term portion	1,301	-
Other long-term liabilities	19	7
Total liabilities	21,335	16,930

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	51	10
Additional paid-in capital	365,684	355,220
Accumulated deficit	(358,186)	(348,335)
Total stockholders' equity	7,549	6,895
Total liabilities and stockholders' equity	$28,884	$23,825

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Net loss and comprehensive loss	$(4,000)	$(5,851)	$(4,651)	$(9,851)	$(9,706)
Add: Interest expense, net	412	368	274	780	542
Add: Other (income) expense, net	(4)	4	(329)	-	(569)
Add: Stock-based compensation	325	451	516	776	1,009
Add: Certain inventory charges	96	-	-	96	-
Add: Certain depreciation and amortization charges	228	225	228	453	428
Adjusted EBITDA	$(2,943)	$(4,803)	$(3,962)	$(7,746)	$(8,296)